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                                                                    EXHIBIT 99.1

Thursday July 22, 8:12 am Eastern Time

Company Press Release

SOURCE: Interplay Entertainment Corp.

Interplay Signs Agreement with Titus Interactive For $25 Million Equity
Financing

IRVINE, Calif., July 22 /PRNewswire/ -- Interplay Entertainment Corp. (Nasdaq:
IPLY), a leading interactive entertainment software company, announced today that it has signed an agreement with Titus Interactive SA, (TITP.LN), a leading European interactive entertainment software company, pursuant to which Titus will purchase 6.25 million shares of Interplay Common Stock at a price of $4.00 per share. The transaction is subject to standard conditions, including the approval of the Interplay stockholders, and is expected to close in late August 1999 following the Interplay stockholders meeting currently scheduled for August 24, 1999. The Company will use the net proceeds of the sale for repayment of debt, additional working capital and other general corporate purposes.

The Stock Purchase Agreement is based upon the letter of intent between Interplay and Titus dated May 12, 1999 and follows Titus' $10 million equity investment in the Company in March 1999. As part of the agreement, Titus has an option to purchase all of the shares of Interplay Common Stock held by Universal Studios, Inc. which was granted to Titus by Universal in connection with the March 1999 financing. In addition, as a condition to Titus' obligations under the Stock Purchase Agreement, Brian Fargo, the Company's chairman and chief executive officer, will exchange 2,000,000 shares of Interplay Common Stock held by him for shares of Titus common stock. Following these transactions, Titus is expected to hold approximately 57% of the outstanding Common Stock of the Company.

Interplay Chairman and Chief Executive Officer Brian Fargo said, "We believe that this transaction is a positive one for our stockholders in three specific areas. It will provide Interplay with access to capital that we can use to reduce debt and fund growth. Through the distribution of Titus products in North America we will increase our console revenues for 1999 and beyond, and the addition of Herve Caen will further strengthen our management team."

Fargo continued, "The turnaround that has been in progress at Interplay over the past few months will be bolstered by this transaction. We have already had two #1 titles in the first half of 1999 alone, and many of our most highly anticipated 1999 releases are currently scheduled for the second half. With the combination of our PC titles, including Star Trek: Starfleet Command,
Planescape: Torment and Messiah, and Titus' console line-up, which includes Xena and Hercules, we are looking forward to a great holiday season."

Titus Chairman and Chief Executive Officer Herve Caen stated, "The fact that Titus is paying a premium over the current trading price for these Interplay shares shows how much we believe in Interplay now and for the future. This transaction represents a new chapter for Titus and Interplay, as we believe that the combined strengths of these two companies will make them a major force in the

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interactive entertainment industry. I think we will look back on this agreement as a pivotal event in our companies' histories."

Upon the closing of the transaction, Interplay, Titus and Fargo will enter into a Stockholder Agreement providing for certain voting agreements, rights of first refusal, tag-along rights, approval rights of Titus with respect to certain actions by Interplay, and certain other matters. In addition, Titus and certain of its major shareholders will enter into an Exchange Agreement implementing the exchange of shares referenced above and providing for certain lock-up provisions and put rights with respect to such shares. Interplay will also enter into three-year employment agreements with Fargo and Herve Caen, Titus' chairman and chief executive officer, pursuant to which they will be employed as chief executive officer and president, respectively, of the Company. Interplay and Titus will also negotiate a distribution agreement pursuant to which Interplay or a jointly owned entity would distribute substantially all of Titus' console titles in North America. Pursuant to the Stock Purchase Agreement, the Company will file a registration statement covering the shares of Interplay Common Stock issued to Titus in connection with the two financings.

Upon the closing of the transaction, Herve Caen will join the Company's board of directors along with Eric Caen, Titus' head of development, replacing Mark Pinkerton and Kenneth Kay, former designees of Universal Studios, Inc. who resigned from the board in anticipation of the purchase by Titus of Universal's stock in the Company.

Titus Interactive SA is one of Europe's leading multi-platform software developers and publishers. Founded in 1985 by Herve and Eric Caen, Titus has developed a number of highly acclaimed games for both PC and console. With offices in Paris, Los Angeles, San Diego, London and Tokyo, the company has established an extensive distribution network and has gained strong market shares worldwide in the video game and software industries. Titus trades on the French stock exchange Euro NM: (TITP.LN). More comprehensive information on Titus and its products is available through its worldwide web site at http://www.titusgames.com.

Interplay Entertainment Corp. is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay currently balances its development efforts by publishing for personal computers and current generation video game consoles. Interplay releases products through Interplay, Shiny Entertainment, Tantrum, Black Isle Studios, 14 Degrees East, its distribution partners and its wholly owned subsidiary Interplay OEM, Inc. More comprehensive information on Interplay and its products is available through its worldwide web site at http://www.interplay.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements involving risks and uncertainties that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Additional important factors that may cause a difference between projected and actual results for Interplay include, but are not limited to, future capital requirements, risks of delays in development and introduction of new products, dependence on new product introductions which achieve significant market acceptance and the uncertainties of consumer preferences, dependence on third party software developers for a significant portion of new products, risks of rapid technological

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change and platform change, intense competition, seasonality, risks of product defects and resulting returns, dependence upon licenses from third parties, risks associated with dependence upon third party distribution, dependence upon key personnel and risks associated with international business, intellectual property disputes and other factors discussed in the Company's filings from time to time with the Securities Exchange Commission, including but not limited the Company's annual report on Form 10-K for the year ended December 31, 1998. Interplay disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Note: All trademarks and copyrights are the property of their respective owners.

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